Exhibit 99.1 - Press release of July 1, 2003

                InstaPay Systems, Inc. Reduces Outstanding Shares
             Board of Directors Take 50% Decrease in Their Holdings

SAN DIEGO - (BUSINESS WIRE) - July 1, 2003 -InstaPay Systems, Inc. (OTCBB: IPYS) announced that the Company has reduced its outstanding shares by 11% to 27,529,812 from 30,873,812. The reduction is a result of the Board of Directors, including some former directors, decreasing their individual holdings by 50%, to return a total of 3,344,000 shares to the Company.

"This action by the current Board of Directors and former directors demonstrates our strong belief in the direction that Instapay is moving in," commented R. B. Harris, Chairman. "We all remain significant shareholders and believe that our shareholders will benefit from this improvement in the Company's capital structure. InstaPay will have improved resources for procuring additional capital that we may seek as well as various avenues for growth. In addition, we will be launching payENKRYPT(TM) later this month, which provides a unique level of security for consumers and merchants. We are excited about our product and our Company as whole."

About InstaPay Systems, Inc.:

InstaPay's focus is on the implementation of services such as Internet payments via an ATM/Debit card from home or office, for funding client's securities brokerage accounts. With InstaPay's system in place, stock brokerage client's funds will be immediately available for trade execution, or any other capital-related brokerage transactions as we implement the payENKRYPT(TM) system to the online securities industry. Once the online securities market is established the company intends to expand its horizons to the entire eCommerce market. For additional information, see: www.instapaysystems.com


Forward-Looking Statements:

Statements about the company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company's actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

InstaPay Systems, Inc. contact:
Harry Hargens, President & CEO
770-471-4944
harryhargens@kryptosima.com